Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-126811

June 29, 2007

PUT CURRENCY TO GOOD USE.

Use the form below to order the Basics of Currency brochure.

Get an overview of the currency market and learn the advantages offered by iPath SM Exchange Rate ETNs.

Plus, get details on:

•      Currency as a historical return contributor

•      How Exchange Rate ETNs compare with other currency alternatives

•      Correlations with equity markets, bond markets, and across countries

•      Strategies to manage risk or add potential return

This information, combined with our new Exchange Rate ETNs, can help you build more diversified portfolios.

Tear off and return

YES.	I WANT THE BASICS OF CURRENCY.
It only takes two steps: 1. Tear off this form 2. Mail it using the enclosed postage-paid envelope

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An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. BGINA and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Sales in the secondary market may result in significant losses.

An investment in iPath ETNs linked to the performance of a foreign currency exchange rate is subject to risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign currency relative to the U.S. dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, geographical, or judicial events. Currency exchange rates may be extremely volatile, and exposure to a single currency can lead to significant losses.

© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with permission, of their respective owners. 4603-iP-0507

• NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE